Exhibit 2.1

AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of March 15, 2024, by and among (i) Keyarch Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), (ii) Zooz Power Ltd., an Israeli company (the “Company”), and (iii) Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as the SPAC Representative under the BCA (as defined herein). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the BCA.

WHEREAS, the parties hereto entered into that certain Business Combination Agreement, dated as of July 30, 2023, which was amended by Amendment No. 1 on February 9, 2024 and by Amendment No. 2 on March 8, 2024 (as so amended, the “Original Agreement”);

WHEREAS, in connection with the transactions contemplated by the Original Agreement, the parties hereto desire to further amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “BCA”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendments to the BCA.

1.1 Amendments to Earnout. Section 1.2 of the BCA is hereby deleted in its entirety and replaced with the following:”

“1.2 Earnout.

(a) Earnout Generally. At the Closing or as soon as reasonably practicable thereafter, and, in any case, by no later than seven (7) Business Days after the Closing and after receipt of all required approvals from any applicable Governmental Authority for the Israeli Prospectus (as defined in Section 5.15(a)), subject to the terms and conditions set forth herein, the Company shall issue to the Company Shareholders who were Company Shareholders as of immediately prior to the Closing at a record date to be determined by the Company in coordination with the TASE (the “Pre-Closing Company Shareholders”) an aggregate of Four Million (4,000,000) non-tradeable, non-assignable rights (the “Earnout Rights”), to be allocated among the Pre-Closing Company Shareholders according to their respective Pro Rata Shares. The Earnout Rights shall be automatically converted (subject to Section 1.2(i) below) into Company Ordinary Shares (by the Company issuing one Company Ordinary Share in lieu of each converted Earnout Right which shall be automatically cancelled and extinguished upon such conversion), in an amount not to exceed Four Million (4,000,000) Company Ordinary Shares in the aggregate (subject to adjustment after the Closing for share splits, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, share sub-divisions (including share consolidations), split-up and the like, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), upon and subject to the occurrence of Earnout Milestone(s) (as defined below) during a five-year period (which shall commence as of the first day of the full fiscal quarter immediately following the Closing) (the “Earnout Period”), subject to the other terms set forth below, in accordance with the terms set forth in Section 1.2(h) below, and without the payment of any consideration by the Pre-Closing Company Shareholders (other than, to the extent applicable, the transfer of the applicable Withholding Amount (as defined below) by each respective Pre-Closing Company Shareholder in accordance with the terms set forth in Section 1.2(h) below). The Earnout Rights shall be issued through the “Nesher system” of the TASE. The Earnout Rights shall convert automatically (subject to Section 1.2(i) below) into Earnout Shares in accordance with the terms set forth in Section 1.2 below. All conversions of Earnout Rights by Pre-Closing Company Shareholders shall be in accordance with the rules and regulations of the TASE and the “Nesher System” (to the extent that the Company is listed for trading on the TASE at such time) and otherwise in accordance with the rules of any stock exchange on which the Company’s shares are then traded (to the extent applicable).

(i) In the event that the VWAP of the Company Ordinary Shares equals or exceeds $12.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “First Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, twenty-five percent (25%) of the Earnout Rights shall automatically convert (subject to Section 1.2(i) below) into twenty-five percent (25%) of the Earnout Shares (i.e., 1,000,000 Company Ordinary Shares in the aggregate, subject to adjustment in accordance with this Section 1.2) (“First Level Contingent Share Consideration”) as soon as practicable following the settlement of the First Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable. The allocation of the First Level Contingent Share Consideration among the Pre-Closing Company Shareholders shall be made in accordance with each Pre-Closing Company Shareholder’s Pro Rata Share of the First Level Contingent Share Consideration;

(ii) In the event that the VWAP of the Company Ordinary Shares equals or exceeds $16.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Second Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, thirty-five percent (35%) of the Earnout Rights shall automatically convert (subject to Section 1.2(i) below) into thirty-five percent (35%) of the Earnout Shares (i.e., 1,400,000 Company Ordinary Shares in the aggregate, subject to adjustment in accordance with this Section 1.2) (“Second Level Contingent Share Consideration”) as soon as practicable following the settlement of the Second Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable. The allocation of the Second Level Contingent Share Consideration among the Pre-Closing Company Shareholders shall be made in accordance with each Pre-Closing Company Shareholder’s Pro Rata Share of the Second Level Contingent Share Consideration; and

(iii) In the event that the VWAP of the Company Ordinary Shares equals or exceeds $23.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (“Third Earnout Milestone”, and each of the First Earnout Milestone, Second Earnout Milestone and the Third Earnout Milestone, an “Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, forty percent (40%) of the Earnout Rights shall automatically convert (subject to Section 1.2(i) below) into forty percent (40%) of the Earnout Shares (i.e., 1,600,000 Company Ordinary Shares in the aggregate, subject to adjustment in accordance with this Section 1.2) (“Third Level Contingent Share Consideration”) as soon as practicable following the settlement of the Third Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable. The allocation of the Third Level Contingent Share Consideration among the Pre-Closing Company Shareholders shall be made in accordance with each Pre-Closing Company Shareholder’s Pro Rata Share of the Third Level Contingent Share Consideration.

Subject to the preceding paragraphs, in the event that the applicable Earnout Milestones are not met by the end of the Earnout Period, the respective Earnout Rights applicable to such Earnout Milestones shall expire and the Pre-Closing Company Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, in the event that the Company meets at the same measurement period the Earnout Milestones for the Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the conversion of the Earnout Rights will also include the First Level Contingent Share Consideration. In the event that the Company meets at the same measurement period the Earnout Milestones for the Third Level Contingent Share Consideration and the Second Level Contingent Share Consideration, then the conversion of the Earnout Rights will also include the entitlement for the Second Level Contingent Share Consideration. In the event that the Company meets at the same measurement period the Earnout Milestones for the Third Level Contingent Share Consideration, the Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the conversion of the Earnout Rights will also include the entitlement for the First Level Contingent Share Consideration and the Second Level Contingent Share Consideration. Additionally, if during the Earnout Period any Earnout Milestone is achieved once and then thereafter the same Earnout Milestone is achieved again, then, for the avoidance of doubt, the portion of the Earnout Rights corresponding to the applicable Earnout Milestone shall only be converted once.

The issuance of the Earnout Rights will be subject to the prior receipt of the TASE’s approval for the listing of the Earnout Shares for trading. The Earnout Shares will be listed for trading on the stock exchange or exchanges where the Company Ordinary Shares will be listed for trading on the date of the conversion of the applicable Earnout Rights.

(b) Determination of Earnout.

(i) With respect to the achievement of the Earnout Milestones, during the Earnout Period the Company’s Chief Financial Officer (the “CFO”) shall monitor on an ongoing basis the VWAP of the Company Ordinary Shares on the principal securities exchange or securities market on which the Company Ordinary Shares are then traded on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within five (5) Business Days) after the applicable Earnout Milestone has been achieved, the CFO shall prepare and deliver to each of the Representative Parties a written statement of that fact accompanied by the relevant VWAP calculation (each, an “Earnout Statement”). Each Representative Party shall have five (5) Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Company personnel and advisors regarding questions concerning or disagreements with such Earnout Statement arising in the course of their review thereof, and the Company shall cooperate in good faith in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to the Company (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within five (5) Business Days following the date of delivery of each Earnout Statement, then such Representative Party shall have waived its right to contest such Earnout Statement and the calculation of the VWAP of the Company Ordinary Shares during the applicable portion of the Earnout Period (and whether an Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such five (5) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of five (5) Business Day thereafter. If the Representative Parties do not reach a final resolution within such five (5) Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.2(c). The Company shall issue a press release once the Earnout Milestone has been settled in accordance with the mechanism above, or earlier immediately following the reaching of a written agreement (or no objections) between the Company and the Representative Parties. The actual conversion of the Earnout Rights into Earnout Shares shall be made as soon as practicable in accordance with the then applicable rules of the TASE (to the extent that the Company is listed for trading on the TASE at such time) and in accordance with the terms set forth in Section 1.2 (h) below.

(ii) [Reserved]

(iii) To the extent that at any time during the Earnout Period the Company Ordinary Shares shall only be listed for trading on TASE, then, for the purpose of making the above determinations with respect to the occurrence of any Earnout Milestone, the VWAP USD prices referenced in Section 1.2(a) shall be deemed replaced with NIS equivalents based on the average USD to NIS exchange rate published by the Bank of Israel over the last fiscal quarter during which the Company Ordinary Shares had been trading on NASDAQ.

(iv) For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that there is a dispute with respect to an Earnout Statement on the date on which the Earnout Period ends, then the end of the Earnout Period shall not affect the right of the Pre-Closing Company Shareholders to receive such Earnout Shares relating to the Earnout Statement in dispute, and if it is resolved in such dispute resolution in accordance with the terms of this Section 1.2 that the applicable Earnout Milestone has been achieved as set forth in the applicable Earnout Statement, the Pre-Closing Company Shareholders shall be entitled to receive the applicable Earnout Shares irrespective of the lapse of the Earnout Period.

(c) Dispute Resolution. If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.2 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.2(c). Each of the Holder Representative and the SPAC Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, shall be borne by the Company. The Independent Expert shall determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination shall be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert shall be based solely on presentations with respect to such disputed items by the SPAC Representative and the Holder Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Holder Representative and the SPAC Representative shall use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party shall be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert shall be bound by the provisions of this Agreement, including this Section 1.2. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties shall request that the Independent Expert’s determination be made within fifteen (15) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and shall be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) [Reserved]

(e) Changes in Business. Subject to the requirements of this Section 1.2, each of the Company and its Subsidiaries, including the Surviving Company, shall be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the share price of the Company Ordinary Shares and/or Company Continuing Warrants or otherwise the ability of the Company Shareholders to earn the Earnout Shares in accordance with this Section 1.2, and the Company Shareholders shall not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Company shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(f) Reservation of Shares. At all times prior to the issuance of all of the Earnout Shares, Company shall keep available for issuance a sufficient number of unissued Company Ordinary Shares to permit Company to satisfy its issuance obligations set forth in this Section, shall take all actions required to increase the authorized number of Company Ordinary Shares if at any time there shall be insufficient unissued shares of Company Ordinary Shares to permit such reservation and shall not enter into any contract or agreement that is in conflict with or would cause Company to violate its obligations under this sentence.

(g) Adjustments to Earnout Rights. Notwithstanding anything to the contrary herein, to the extent required following the Closing by the TASE and/or ISA and/or NASDAQ and/or SEC and/or ITA, the Company shall be authorized to make any adjustments or amendments regarding the terms of the then-outstanding Earnout Rights for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, reclassifications, share sub-divisions (including share consolidations), split-up and the like.

(h) Withholding Taxes. The conversion of the Earnout Rights into Earnout Shares and the issuance of the Earnout Shares will be subject to withholding tax according to the relevant provisions of applicable Law. Such withholding tax from the Earnout Shares will be conducted by any TASE member.

(i) Excise Amendment. Notwithstanding anything to the contrary herein, in the event that the Company, after reasonably consulting with its tax and legal advisors and with the SPAC Representative, believes that it is advisable and in the best interests of the Company for tax withholding purposes to amend the method by which the Earnout Rights are converted into Earnout Shares from an automatic conversion mechanism to instead having such Earnout Rights exercisable solely at the election of the Pre-Closing Company Shareholders (the “Exercise Amendment”), then the Company shall have the right to make such Exercise Amendment. In the event that the Company makes an Exercise Amendment, the applicable Earnout Rights shall be exercisable by Pre-Closing Company Shareholder(s) by providing the Company with an exercise notice, in such form and substance to be published by the Company in advance (the “Exercise Notice”), with respect to the exercise of their respective portion of the Earnout Rights by no later than twenty (20) days following the issuance by the Company of the press release with respect to the settlement of the applicable Earnout Milestone, subject to the terms detailed in the Exercise Notice.”

2. Miscellaneous.

2.1 No Further Amendment. The parties hereto agree that all other provisions of the BCA shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the BCA or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the BCA. From and after the date of this Amendment, each reference in the BCA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BCA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BCA, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Agreement. Without limiting the foregoing, the provisions of Article X of the BCA are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties, mutatis mutandis.

{Remainder of page intentionally left blank. Signature page follows.}

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Business Combination Agreement as of the date first written above.

SPAC:

KEYARCH ACQUISITION CORPORATION

By:	/s/ Kai Xiong
	Name:	Dr. Kai Xiong
	Title:	Authorized Signatory

The SPAC Representative:

KEYARCH GLOBAL SPONSOR LIMITED, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Kai Xiong
	Name:	Dr. Kai Xiong
	Title:	Authorized Signatory

The Company:

ZOOZ POWER LTD.

By:	/s/ Avi Cohen
	Name:	Avi Cohen
	Title:	Executive Chairman

{Signature Page to Amendment No. 3 to Business Combination Agreement}